Exhibit 99.1

Press Release

Compaq Computer Corporation
Worldwide Public Relations
20555 SH 249 MC110515
Houston, TX 77070-2698

Telephone 281-514-0484
Facsimilie 281-514-0641
Compaq.PR@Compaq.Com

Contact(s):      Arch Currid
                      Compaq Computer Corporation
                      281-514.0484
                      Arch.Currid@compaq.com

Compaq Announces 2001 Q4 Preliminary Results
Exceed Guidance and Current Analysts' Consensus

         HOUSTON, Jan. 7, 2002 — Compaq Computer Corporation (NYSE: CPQ), a leading global provider of enterprise technology and solutions, today announced that its fourth quarter 2001 results would exceed previous guidance and current analyst expectations. The company’s revenue for the fourth quarter will exceed $8 billion, yielding a profitable quarter. Previous guidance and consensus estimates for the fourth quarter were revenues of $7.6 to $7.8 billion and a loss of $0.03 per share.

         “These results represent strong execution and Compaq’s solid momentum in the marketplace,” said Michael Capellas, Compaq chairman and chief executive officer. “I am extremely proud of our employees and their continued focus on our business and our customers.”

         The company will announce full results for the quarter and fiscal year 2001 on January 16, 2002, and will hold its regular conference call on that date.

Company Background

         Founded in 1982, Compaq Computer Corporation (“Compaq”) is a leading global provider of enterprise technology and solutions. Compaq designs, develops, manufactures and markets hardware, software, solutions and services, including industry-leading enterprise storage and computing solutions, fault-tolerant business-critical solutions, communication products, and desktop and portable personal computers that are sold in more than 200 countries. Information on Compaq and its products and services is available at www.compaq.com.

     Compaq and the Compaq logo, are trademarks of Compaq Information Technologies Group, L.P. This news release may contain forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the Hewlett-Packard/Compaq merger does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that Compaq and Hewlett-Packard are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in Compaq and Hewlett-Packard’s Securities and Exchange Commission reports (including but not limited to Compaq’s annual report on Form 10-K for the year ended December 31, 2000, HP’s annual report on Form 10-K for the year ended October 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Compaq’s results could differ materially from Compaq’s expectations in these statements. Compaq assumes no obligation and does not intend to update these forward-looking statements.